SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of report (Date of earliest event reported) March 17, 1997
                       -----------------------------------


                         LEASING TECHNOLOGY INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                                      UTAH
                  State or Other Jurisdiction of Incorporation)

              0-18865                               87-0401400
        (Commission File Number)         (I.R.S. Employer Identification No.)

            102 West 500 South, Suite 400, Salt Lake City, Utah 84101
               (Address of Principal Executive Offices) (Zip Code)

                                 (801) 363-8961
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)

Item 5:           Other Events

         On March 17, 1997 Leasing Technology Incorporated, (the Company), acquired 80% of Fan-Tastic, Inc., (Fan-Tastic), for 100,000 shares of the Company's Series D convertible preferred stock, (D preferred), and certain options granted to the shareholders of Fan-Tastic to acquire 150,000 shares of the Company's common stock valued at $2.00 per share (post-split). After June 30, 2000 and before September 30, 2000 the holders of D preferred have the right at their option to convert such shares into the Company's common stock, or the common stock of Fan-Tastic at a conversion rate to be determined based on net income of Fan-Tastic at the time of conversion and the trading price of the Company's common stock. An example of the conversion to the Company's common stock would be as follows. Assume that Fan-Tastic's net income for the three years ended March 31, 2000 is $1,000,000 and assume that on March 31, 2000 the average trading price of the Company's common stock is $8.00, then ($1,000,000/$1,000,000) x 10 / (.7 X $8.00) = 1.79 shares of the Company's common per share of D preferred. The conversion of D preferred into Fan-Tastic common occurs at a rate equal to sixty one and one half percent (61.5%) of the outstanding common stock of Fan-Tastic as of June 30, 2000, divided by 100,000. Holders of D preferred also have the right to elect one member to the Board of Directors of the Company.

         Fan-Tastic is headquartered in Salt Lake City, Utah. Through its company owned retail stores named Fan-A-Maniacs and franchisee locations in the United States and overseas, FanTastic sells sports and entertainment related apparel and products.

         Effective March 27, 1997 the Company's name is changed to American Resources & Development Company, and a one for twenty (1:20) reverse stock split is effected on the Company's common stock.